United Security Bancshares Reports 3rd Quarter and Year-To-Date 2023 Financial Results

FRESNO, CA - October 30, 2023. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter and nine months ended September 30, 2023. The Company reported net income of $3.9 million, or $0.22 per basic and $0.23 per diluted share, for the quarter ended September 30, 2023, compared to net income of $4.5 million, or $0.26 per basic and diluted share for the quarter ended September 30, 2022. On a year-to-date basis, the Company reported net income of $14.4 million or $0.84 per basic and diluted share for the nine months ended September 30, 2023, compared to $10.3 million or $0.61 per basic and diluted share for the nine months ended September 30, 2022.

Third Quarter 2023 Highlights (as of or for the quarter ended September 30, 2023, except where noted)
▪Net interest margin increased to 4.05% for the quarter ended September 30, 2023, compared to 3.95% for the quarter ended September 30, 2022.
▪Annualized average cost of deposits was 0.71% for the quarter ended September 30, 2023, compared to 0.22% for the quarter ended September 30, 2022.
▪Net income for the quarter decreased 13.7% to $3.9 million, compared to $4.5 million for the quarter ended September 30, 2022.
▪Loan interest income increased $2.2 million and investment securities income increased $169,000 as a result of growth in loan balances and increases in interest rates, compared to the third quarter of 2022.
▪A loss of $811,000 was recorded on the fair value of junior subordinated debentures (TRUPs) during the quarter ended September 30, 2023, compared to a loss of $600,000 recorded during the third quarter of 2022, and a loss of $75,000 during the quarter ended June 30, 2023.
▪The Company recorded no provision for credit losses for the quarter ended September 30, 2023, compared to $584,000 for the quarter ended September 30, 2022.
▪Net interest income before the provision for credit losses decreased 6.4% to $11.9 million, compared to $12.7 million for the quarter ended September 30, 2022.
▪Annualized return on average assets (ROAA) decreased to 1.21%, compared to 1.28% for the quarter ended September 30, 2022. The decrease in ROAA is due to the decrease in net income partially offset by a decrease in average assets.
▪Annualized return on average equity (ROAE) decreased to 13.06%, compared to 15.61% for the quarter ended September 30, 2022. This was the result of increases in equity and decreases in income on a quarter-to-quarter comparison.
▪The Company had available secured lines of credit of $475.8 million, unsecured lines of credit of $103.0 million, unpledged investment securities of $121.5 million, and cash and cash equivalents of $35.3 million as of September 30, 2023. The total borrowings as of September 30, 2023 were $142.0 million.
▪Total assets decreased 2.0% to $1.27 billion, compared to $1.30 billion at December 31, 2022.
▪Total loans, net of unearned fees, decreased to $972.9 million, compared to $980.2 million at December 31, 2022.
▪Total investments decreased 10.9% to $187.9 million, compared to $210.9 million at December 31, 2022.
▪Total deposits decreased 15.3% to $987.6 million, compared to $1.2 billion at December 31, 2022.
▪Net charge-offs totaled $467,000 for the quarter ended September 30, 2023, compared to net charge-offs of $451,000 for the quarter ended September 30, 2022.
▪The allowance for credit losses as a percentage of gross loans increased to 1.61%, compared to 1.04% at December 31, 2022. The increase is primarily the result of an accounting adjustment of $6.6 million related to the adoption of a new accounting standard referred to as the Current Expected Credit Loss methodology or “CECL” which was adopted on January 1, 2023.
▪Book value per share increased to $6.71, compared to $6.59 at December 31, 2022.
▪Capital position remains well-capitalized with a 11.36% Tier 1 Leverage Ratio compared to 10.10% as of December 31, 2022.

Dennis Woods, President and Chief Executive Officer, stated, “Our 2023 year-to-date earnings are the highest in our 35-year history. Third quarter net income was negatively impacted by the fair-value adjustment on our TRUPs and increased short-term borrowing costs, but we are pleased with our ability to maintain our net interest margin above four percent. We held our cost of deposits flat compared to the trailing quarter, and because of modest deposit runoff, our total cost of interest-bearing liabilities including borrowings increased to 1.91% compared to 1.38% last quarter. Our team of dedicated bankers continues to focus on gathering deposits and serving the banking needs of our local communities.”

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs. Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Quarter Ended September 30, 2023:

For the quarter ended September 30, 2023, the Company reported net income of $3.9 million and earnings per basic and diluted share of $0.22 and $0.23, respectively, compared to net income of $4.5 million and $0.26 per basic and diluted share for the quarter ended September 30, 2022. Net income for the quarter ended June 30, 2023 was $4.4 million and $0.26 per basic and diluted share.

Net interest income, before the provision for credit losses, was $11.9 million for the quarter ended September 30, 2023, representing a $809,000, or 6.4%, decrease from the $12.7 million reported at September 30, 2022. The decrease in net interest income was driven by increases in interest expense on deposits and on short-term borrowings, offset by increases in loan-interest income. The Company’s net interest margin increased from 3.95% to 4.05% between the quarters ended September 30, 2022 and September 30, 2023, respectively. The increase in the net interest margin is due to increases in yields on loans and investment securities and was partially offset by increases in average rates paid on deposits and increases in short-term borrowings. Net interest income during the quarter ended September 30, 2023 decreased $583,000 from the $12.5 million reported during the quarter ended June 30, 2023. This was primarily due to increases in interest paid on deposits and short-term borrowings.

Noninterest income for the quarter ended September 30, 2023 totaled $114,000, a decrease of $278,000 from the $392,000 in non-interest income reported for the quarter ended September 30, 2022. The decrease is primarily attributed to an increase of $211,000 in the loss on the fair value of TRUPs between the two quarters and decreases of $213,000 in customer service fees, partially offset by an increase of $151,000 in Federal Home Loan Bank dividends. Noninterest income decreased $897,000 from the $1.0 million reported for the quarter ended June 30, 2023. This was primarily due to a loss of $75,000 recorded on the fair value of TRUPs during the second quarter of 2023 compared to a loss of $811,000 in the third quarter of 2023.

Noninterest expense for the quarter ended September 30, 2023 totaled $6.6 million, reflecting a $391,000 increase over the $6.2 million reported for the quarter ended September 30, 2022, and a $414,000 increase from the $6.2 million reported from the quarter ended June 30, 2023. The increase between the quarters ended September 30, 2023 and 2022 resulted partially from increases of $411,000 in salaries and employee benefits, and $88,000 in professional fees. Salaries and employee benefits increased due to increases in bonus expense accruals of $279,000, salary expenses of $118,000, and group insurance expenses of $101,000.

The Company recorded an income tax provision of $1.6 million for the quarter ended September 30, 2023, compared to $1.8 million for the quarter ended September 30, 2022, and $1.8 million for the quarter ended June 30, 2023. The effective tax rate for the quarter ended September 30, 2023 was 28.8%, compared to 29.1% and 29.0% for the quarters ended September 30, 2022 and June 30, 2023, respectively.

Nine Months Ended September 30, 2023:

Net income for the nine months ended September 30, 2023 increased 39.1% to $14.4 million, compared to the nine months ended September 30, 2022. The increase is primarily the result of an increase of $9.9 million in loan interest income and fees, an increase of $1.4 million in investment income, and a $1.9 million decrease in the loss on the fair value of TRUPs, partially offset by a $3.4 million increase in interest on deposits, a $2.3 million increase in interest on short-term borrowings, and a $1.7 million increase in the provision for income taxes. ROAE for the nine months ended September 30, 2023 was 16.64%, compared to 11.99% for the nine months ended September 30, 2022. ROAA was 1.52% for the nine months ended September 30, 2023, compared to 1.03% for the nine months ended September 30, 2022.

The annualized average cost of deposits was 0.63% for the nine months ended September 30, 2023, compared to 0.19% for the nine months ended September 30, 2022. Average interest-bearing deposits decreased 8.8% between the periods ended September 30, 2022 and 2023, from $728.3 million to $664.1 million, respectively.

Net interest income before the provision for credit losses, for the nine months ended September 30, 2023, totaled $37.4 million, an increase of $4.8 million, or 14.7%, from the $32.6 million reported for the same period ended September 30, 2022. The impact of the increase in interest rates over the past year is reflected in the increase in net interest income. The Company’s net interest margin increased from 3.48% for the nine months ended September 30, 2022 to 4.27% for the nine months ended September 30, 2023. The increase in the net interest margin is due to increases in yields on investment securities, yields on loans, and yields on interest-bearing deposits at the Federal Reserve Bank, partially offset by increases in average deposit costs and short-term borrowing costs. Loan yields increased from 4.46% to 5.62% between the two periods while the cost of interest-bearing liabilities increased from 0.35% to 1.41% between the two periods.

Noninterest income for the nine months ended September 30, 2023 totaled $2.6 million, an increase of $1.8 million when compared to the $789,000 reported for the nine months ended September 30, 2022. For the nine months ended September 30, 2023, a loss on the fair value of TRUPs of $553,000 was recorded, compared to a loss of $2.5 million for the same period in 2022. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve.

For the nine months ended September 30, 2023, noninterest expense totaled $19.1 million, an increase of $1.3 million compared to $17.8 million for the nine months ended September 30, 2022. On a year-over-year comparative basis, noninterest expense increased due to increases of $1.1 million in salaries and employee benefits, $253,000 in occupancy expense, and $108,000 in data processing fees, partially offset by decreases of $76,000 in regulatory assessments. Salaries and employee benefit expense increased due to increases in salaries, group insurance costs, and accruals for bonus expenses. Occupancy expense increased due to increased depreciation expense, utility costs, and building services expenses.

The efficiency ratio for the nine months ended September 30, 2023 improved to 47.7%, compared to 52.8% for the nine months ended September 30, 2022. This decrease is due to an increase in interest income partially offset by an increase in non-interest income.

The Company recorded an income tax provision of $5.9 million for the nine months ended September 30, 2023, compared to $4.2 million for the same period in 2022. The effective tax rate for the nine months ended September 30, 2023 was 29.0%, compared to 28.9% for the nine months ended September 30, 2022.

Balance Sheet Review

Total assets decreased $26.1 million, or 2.0%, between December 31, 2022 and September 30, 2023. Investment securities decreased $23.0 million, gross loan balances decreased $7.8 million, and overnight balances held at the Federal Reserve Bank decreased $6.0 million. Decreases in gross loans included decreases of $19.9 million in real estate construction and development loans, and $6.1 million in commercial and industrial loans, partially offset by increases of $10.9 million in real estate mortgage loans and $8.8 million in agricultural loans. Declines in the investment portfolio were the result of the maturity of a $10.0 million treasury security, $9.6 million in paydowns, and an increase in unrealized losses of $2.9 million between the two periods. Total cash and cash equivalents decreased $3.3 million between December 31, 2022 and September 30, 2023. Unfunded loan commitments increased from $190.2 million at December 31, 2022 to $193.3 million at September 30, 2023. OREO balances totaled $4.6 million at December 31, 2022 and September 30, 2023.

Total deposits decreased $177.9 million, or 15.3%, to $987.6 million during the nine months ended September 30, 2023. This was due to decreases of $82.5 million in interest bearing deposits and decreases of $95.4 million in noninterest-bearing deposits. NOW and money market accounts decreased $90.7 million, time deposits increased $13.8 million, and savings accounts decreased $5.6 million. In total, NOW, money market and savings accounts decreased 15.4% to $529.5 million at September 30, 2023, compared to $625.8 million at December 31, 2022. Noninterest bearing deposits decreased 19.8% to $386.3 million at September 30, 2023, compared to $481.6 million at December 31, 2022. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, decreased $164.7 million.

Shareholders’ equity at September 30, 2023 totaled $115.0 million, an increase of $2.6 million from the $112.5 million reported at December 31, 2022. This increase in equity was the result of $14.4 million in net income and a decrease of $1.7 million in accumulated other comprehensive loss, partially offset by a $4.7 million, net of tax, accounting adjustment to retained earnings related to the adoption of CECL and $6.0 million in dividend payments. At September 30, 2023, the accumulated other comprehensive loss totaled $19.2 million, compared to $17.5 million at December 31, 2022. The increase in accumulated other comprehensive loss was primarily the result of an increase in net unrealized losses on investment securities of $2.0 million and was offset by a $368,000 increase in the fair value of TRUPs caused by a change in market credit spreads during the nine months ended September 30, 2023. The change in unrealized loss on the investment portfolio is attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at a loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on September 26, 2023. The dividend is payable on October 25, 2023, to shareholders of record as of October 10, 2023. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

On January 1, 2023, the Company adopted the Current Expected Credit Loss (CECL) methodology and recognized a $6.6 million increase to the allowance for credit losses, and a related $4.7 million reduction to retained earnings, net of tax. CECL is a forward-looking model that broadens the range of data to include the use of economic forecasts to estimate credit losses over the life of the loan portfolio in addition to the use of past loss data and current conditions. This new model will have an impact on the allowance for credit losses going forward and may result in a lack of comparability between the current and previous year. The Company recorded a provision for credit losses of $587,000 for the nine months ended September 30, 2023, compared to $1.0 million provision for the nine months ended September 30, 2022. The provisions recorded during 2022 and 2023 were primarily driven by charge-offs within the student loan portfolio and changes in loan portfolio balances. Net loan charge-offs totaled $1.4 million for the nine months ended September 30, 2023, compared to $488,000 for the nine months ended September 30, 2022, and consisted primarily of student loans for both periods.

The Company’s allowance for credit losses totaled 1.61% of the loan portfolio at September 30, 2023, compared to 1.04% at December 31, 2022. The increase in the allowance for credit losses as a percentage of gross loans is primarily the result of additions to the reserve as a result of the adoption of CECL. Management considers the allowance for credit losses at September 30, 2023 to be adequate.

Non-performing assets, comprised of nonaccrual loans, loan modifications, other real estate owned through foreclosure, and loans more than 90 days past due and still accruing interest, decreased $631,000 between December 31, 2022 and September 30, 2023 to $18.7 million. Nonperforming assets as a percentage of total assets decreased from 1.48% at December 31, 2022 to 1.47% at September 30, 2023. The decrease in nonperforming assets is attributed to a decrease of $379,000 in nonaccrual loans and $252,000 in accruing loans more than 90 days past due. Subsequent to September 30, 2023, the Company collected $1.7 million related to a loan that was classified as a nonaccrual loan at September 30, 2023. OREO balances remained at $4.6 million at September 30, 2023 and December 31, 2022.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) changes in general economic and financial market conditions, either nationally or locally; (3) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System; (4) changes in banking laws or regulations including the implementation of increased capital requirements for financial institutions; (5) increased competition in the Company’s markets, impacting the ability to execute its business plans; (6) loss of or inability to attract key personnel; (7) unanticipated deterioration in our loan portfolio, credit losses, and the sufficiency of our allowance for credit losses; (8) drought, earthquakes, floods or other natural disasters impacting the local economy and/or the condition of real estate collateral; (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems including failures in or breaches of the Company’s operational and/or security systems or infrastructure; (10) the failure to maintain effective controls over our financial reporting; (11) the quality and quantity of our deposits; (12) adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; (13) risks related to the sufficiency of liquidity; (14) the possibility that our recorded goodwill could become impaired which may have an adverse impact on our earnings and capital, (15) changes in accounting policies or procedures; and (16) the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the lingering effects of the COVID-19 global pandemic.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2022, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	September 30, 2023	December 31, 2022
Assets
Cash and non-interest-bearing deposits in other banks	$34,329	$31,650
Due from Federal Reserve Bank (FRB)	968	6,945
Cash and cash equivalents	35,297	38,595
Investment securities (at fair value)
Available-for-sale (AFS) securities	184,641	207,545
Marketable equity securities	3,216	3,315
Total investment securities	187,857	210,860
Loans	973,923	981,772
Unearned fees and unamortized loan origination costs - net	(1,052)	(1,594)
Allowance for credit losses	(15,649)	(10,182)
Net loans	957,222	969,996
Premises and equipment - net	9,197	9,770
Accrued interest receivable	8,095	8,489
Other real estate owned (OREO)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	15,646	12,825
Cash surrender value of life insurance - net	23,299	22,893
Operating lease right-of-use assets	1,497	1,984
Other assets	25,912	14,711
Total assets	$1,273,092	$1,299,193

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$386,258	$481,629
Interest-bearing	601,373	683,855
Total deposits	987,631	1,165,484
Short-term borrowings	142,000	—
Operating lease liabilities	1,599	2,093
Other liabilities	15,868	8,270
Junior subordinated debentures (at fair value)	10,966	10,883
Total liabilities	1,158,064	1,186,730
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,135,595 at September 30, 2023 and 17,067,253 at December 31, 2022	60,524	60,030
Retained earnings	73,654	69,928
Accumulated other comprehensive loss, net of tax	(19,150)	(17,495)
Total shareholders’ equity	115,028	112,463
Total liabilities and shareholders’ equity	$1,273,092	$1,299,193

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Nine Months Ended
(In thousands, except share and per-share data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest Income:
Interest and fees on loans	$13,763	$13,529	$11,514	$40,292	$30,363
Interest on investment securities	1,491	1,501	1,322	4,492	3,117
Interest on deposits in FRB	74	56	683	187	1,023
Total interest income	15,328	15,086	13,519	44,971	34,503
Interest Expense:
Interest on deposits	1,841	1,944	679	5,128	1,702
Interest on other borrowed funds	1,566	638	110	2,475	224
Total interest expense	3,407	2,582	789	7,603	1,926
Net Interest Income	11,921	12,504	12,730	37,368	32,577
Provision for Credit Losses	0	1,087	584	587	990
Net Interest Income after Provision for Credit Losses	11,921	11,417	12,146	36,781	31,587
Noninterest Income:
Customer service fees	686	767	899	2,187	2,328
Increase in cash surrender value of bank-owned life insurance	102	171	89	406	343
Unrealized loss on fair value of marketable equity securities	(92)	(50)	(149)	(99)	(458)
Loss on fair value of junior subordinated debentures	(811)	(75)	(600)	(553)	(2,469)
Gain on sale of investment securities	—	—	—	—	30
Other	229	198	153	633	1,015
Total noninterest income	114	1,011	392	2,574	789
Noninterest Expense:
Salaries and employee benefits	3,376	3,301	2,965	9,937	8,791
Occupancy expense	984	858	923	2,804	2,551
Data processing	204	205	215	583	475
Professional fees	1,177	910	1,089	2,969	2,957
Regulatory assessments	169	193	212	554	630
Director fees	106	106	110	321	345
Correspondent bank service charges	20	19	23	57	74
Net cost of operation of OREO	30	58	33	126	27
Other	559	561	664	1,731	1,982
Total noninterest expense	6,625	6,211	6,234	19,082	17,832
Income Before Provision for Taxes	5,410	6,217	6,304	20,273	14,544
Provision for Taxes on Income	1,557	1,800	1,837	5,878	4,199
Net Income	$3,853	$4,417	$4,467	$14,395	$10,345

Basic earnings per common share	$0.22	$0.26	$0.26	$0.84	$0.61
Diluted earnings per common share	$0.23	$0.26	$0.26	$0.84	$0.61
Weighted average basic shares for EPS	17,132,080	17,102,740	17,042,479	17,103,982	17,036,460
Weighted average diluted shares for EPS	17,140,204	17,114,740	17,063,947	17,115,875	17,057,638

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Average Balances:
Loans (1)	$958,861	$954,634	$952,518	$958,038	$910,221
Investment securities	203,516	207,639	215,416	207,530	198,658
Interest-bearing deposits in FRB	5,876	3,674	111,704	5,016	141,708
Total interest-earning assets	1,168,253	1,165,947	1,279,638	1,170,584	1,250,587
Allowance for credit losses	(15,817)	(15,644)	(9,902)	(15,986)	(9,577)
Cash and due from banks	33,172	36,883	37,547	35,111	36,581
Other real estate owned	4,582	4,582	4,582	4,582	4,582
Other non-earning assets	76,454	78,381	71,292	76,480	69,506
Total average assets	$1,266,644	$1,270,149	$1,383,157	$1,270,771	$1,351,679

Interest-bearing deposits	$598,737	$704,747	$720,783	$664,064	$728,331
Junior subordinated debentures	10,615	10,912	10,459	10,775	10,824
Short-term borrowings	99,854	33,602	—	47,088	—
Total interest-bearing liabilities	709,206	749,261	731,242	721,927	739,155
Noninterest-bearing deposits	423,180	390,953	528,033	419,808	486,983
Other liabilities	16,857	22,205	10,054	13,030	9,868
Total liabilities	1,149,243	1,162,419	1,269,329	1,154,765	1,236,006
Total equity	117,401	107,730	113,828	116,006	115,673
Total liabilities and equity	$1,266,644	$1,270,149	$1,383,157	$1,270,771	$1,351,679

Average Rates:
Loans (1)	5.69%	5.68%	4.80%	5.62%	4.46%
Investment securities	2.91%	2.90%	2.43%	2.89%	2.10%
Interest-bearing deposits in FRB	5.00%	6.11%	2.43%	4.98%	0.97%
Earning assets	5.21%	5.19%	4.19%	5.14%	3.69%
Interest bearing deposits	1.22%	1.11%	0.37%	1.03%	0.31%
Total deposits	0.71%	0.71%	0.22%	0.63%	0.19%
Short-term borrowings	5.39%	5.28%	—%	5.36%	—%
Junior subordinated debentures	7.81%	7.20%	4.17%	7.27%	2.77%
Total interest-bearing liabilities	1.91%	1.38%	0.43%	1.41%	0.35%
Net interest margin (2)	4.05%	4.30%	3.95%	4.27%	3.48%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)

(In thousands)	September 30, 2023		June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Cash and cash equivalents	$35,297		$58,403	$45,153	$38,595	$126,032
Investment securities	187,857		205,521	208,914	210,860	211,847
Loans net of unearned fees and unamortized loan origination costs	972,871		960,121	942,727	980,178	962,166
Allowance for credit losses	(15,649)	(10,063)	(16,110)	(15,622)	(10,182)	(10,063)
Net loans	957,222		944,011	927,105	969,996	952,103
Other assets	92,716		80,884	80,022	79,742	79,270
Total assets	$1,273,092		$1,288,819	$1,261,194	$1,299,193	$1,369,252

Non-interest-bearing deposits	$386,258		$476,387	$394,745	$481,629	$517,230
Interest-bearing deposits	601,373		570,167	716,387	683,855	723,588
Total deposits	987,631		1,046,554	1,111,132	1,165,484	1,240,818
Other liabilities	170,433		126,585	37,154	21,246	21,355
Total liabilities	1,158,064		1,173,139	1,148,286	1,186,730	1,262,173
Total shareholders’ equity	115,028		115,680	112,908	112,463	107,079
Total liabilities and shareholder’s equity	$1,273,092		$1,288,819	$1,261,194	$1,299,193	$1,369,252

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total interest income	$15,328	$15,086	$14,559	$14,754	$13,519
Total interest expense	3,407	2,582	1,614	1,269	789
Net interest income	11,921	12,504	12,945	13,485	12,730
Provision (reversal) for credit losses	—	1,087	(500)	648	584
Net interest income after provision (reversal) for credit losses	11,921	11,417	13,445	12,837	12,146
Total non-interest income	114	1,011	1,448	1,049	392
Total non-interest expense	6,625	6,211	6,247	6,369	6,234
Income before provision for taxes	5,410	6,217	8,646	7,517	6,304
Provision for taxes on income	1,557	1,800	2,521	2,175	1,837
Net income	$3,853	$4,417	$6,125	$5,342	$4,467

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	September 30, 2023	December 31, 2022
Real estate - construction and development	$13,097	$14,436
Agricultural	60	108
Total nonaccrual loans	13,157	14,544
Loans past due 90 days and still accruing	—	252
Loan modifications	1,706	—
Total nonperforming loans	14,165	14,796
Other real estate owned	4,582	4,582
Total nonperforming assets	$18,747	$19,378

Nonperforming loans to total gross loans	1.45%	1.51%
Nonperforming assets to total assets	1.47%	1.48%
Allowance for credit losses to nonperforming loans	110.48%	68.82%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended September 30,		Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Return on average assets	1.21%	1.28%	1.52%	1.03%
Return on average equity	13.06%	15.61%	16.64%	11.99%
Efficiency ratio (1)	54.63%	46.97%	47.66%	52.77%
Annualized net charge-offs to average loans	0.19%	0.19%	0.19%	0.07%

			September 30, 2023	December 31, 2022
Shares outstanding - period end			17,135,595	17,067,253
Book value per share			$6.71	$6.59
Tangible book value per share			$6.45	$6.33
Individually evaluated loans			$13,605	$15,629
Net loan-to-deposit ratio			96.92%	83.23%
Allowance for credit losses to total loans			1.61%	1.04%
Tier 1 capital to adjusted average assets (leverage ratio):
Company			11.36%	10.10%
Bank			11.42%	9.64%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Nine months ended September 30,
(Dollars in thousands)	2023	2022	Change $	Change %
Net income	$14,395	$10,345	$4,050	39.1%
Junior subordinated debenture (TRUPs) fair value adjustment (1)	(553)	(2,469)
Income tax effect	160	716
Non-core items net of taxes	(393)	(1,753)
Non-GAAP core net income	$14,788	$12,098	$2,690	22.2%

(1)Junior subordinated debenture fair value adjustment is not part of core income and depending upon market rates, can add to or subtract from core income and mask non-GAAP core income change.